Exhibit 5.1

October 31, 2018	VIA SEDAR

To:	British Columbia Securities Commission
Alberta Securities Commission
Ontario Securities Commission

RE:	SPHERE 3D CORP. - SPECIAL MEETING OF SHAREHOLDERS HELD ON OCTOBER 31, 2018 VOTING RESULTS

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This report on the voting results of our Special Meeting of Shareholders held on October 31, 2018 is made in accordance with Section 11.3 of National Instrument 51-102 - Continuous Disclosure Obligations. Each of the matters set out below is described in greater detail in the Notice of Meeting and Proxy Statement and Management Information Circular dated as of September 27, 2018.

1.        Share Consolidation

On a vote taken regarding the approval of a share consolidation of the Company, it was declared that the shareholders approved a share consolidation. Voting results are as follows:

Votes For	% For	Votes Withheld	% Withheld
7,290,002	67.032%	3,585,395	32.968%

2.        Amendment of the 2015 Performance Incentive Plan

On a vote taken regarding the approval to amend the Company’s 2015 Performance Incentive Plan, it was declared that the shareholders approved to amend the 2015 Performance Incentive Plan. Voting results are as follows:

Votes For	% For	Votes Against	% Against
5,360,120	83.537%	1,056,329	16.463%

3.        No other matters were voted upon.

DATED this 31st day of October, 2018.

SPHERE 3D CORP.

/s/ Jenny Yeh
Jenny Yeh
Secretary at the Meeting